EXHIBIT 99.1



Rockville, Maryland - September 19, 2005. CDEX Inc. (OTCBB: CEXI) today announced that on October 1, 2005, James O. Griffin will join the Company as its new Chief Operating Officer. Mr. Griffin has served in senior executive positions of operations and sales organizations in both public and private companies. Mr. Griffin will lead an Operations Management Team consisting of Tim Shriver (Senior VP of Technical Operations), Jerry Blair (VP of Business Operations), and Dr. Larry Marsteller (Director of Research and Development). (The biographical information of the CDEX Management Team can be seen on the CDEX website at http://www.CDEX-Inc.com.)

"Jim is just what our Company needs at this time -- a senior executive who can provide experienced based, hands-on leadership in bringing CDEX products to the marketplace in a public company environment," states Malcolm Philips, CDEX CEO and Chairman of the Board. "His track record of success in both national and international settings, as well as multiple markets including Homeland Security will serve us well as we look to the future."

About CDEX, Inc.
----------------

CDEX Inc. is a technology development company with a current focus on developing and marketing products using chemical detection and validation technologies. At present, CDEX is devoting its resources to two distinct areas: (i) identification of substances of concern (e.g., explosives and illegal drugs); and (ii) validation of substances for anti-counterfeiting, brand protection and quality assurance (e.g., validation of prescription medication; detection of counterfeit or sub-par products for brand protection; and quality assurance inspection of materials). All CDEX products are based on applying the same underlying technologies for which we have patents pending. CDEX expects to acquire other technologies in the future through partnering and investment. However, at present, the company anticipates that almost all of its future revenues, if any, will come from its chemical detection and validation products.

CDEX is headquartered in Rockville, Maryland and has its primary research and development laboratory in Tucson, Arizona. For more information, visit www.cdex-inc.com and www.valimed.com.

Any statements made in this press release which contain information that is not historical are essentially forward-looking. Forward-looking statements can be identified by the use of words such as "expects," "plans," "may," "anticipates," "believes," "should," "intends," "estimates," and other words of similar meaning. These statements are subject to risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its chemical detection products, the effectiveness, profitability and the marketability of those products, the



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ability of the Company to protect its proprietary information, the establishment of an efficient corporate operating structure as the Company grows and, other risks detailed from time-to-time in our filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statements.

CONTACT:
Malcolm Philips or Jerry Blair
CDEX Inc.
301-881-0080
cdexmanagement@cdex-inc.com
Web sites: www.cdex-inc.com and www.valimed.com.